EXHIBIT 1

                                    AGREEMENT

     AGREEMENT, dated as of December 29, 1995, by and among Bio-Technology General Corp. ("BTG"), a Delaware corporation, Bio-Cardia Corporation ("Bio-Cardia"), a Delaware corporation, and Bio-Technology General (Israel) Ltd. ("BTG Israel"), a corporation formed under the laws of the State of Israel.

     WHEREAS, BTG and Bio-Cardia are parties to a Technology License Agreement dated as of December 31, 1993 (the "Technology License Agreement"), pursuant to which BTG granted a license under certain patent rights and technology (the "Licensed Technology") for the purpose of allowing Bio-Cardia to develop and market certain products; and

     WHEREAS, BTG and Bio-Cardia are parties to a Research and Development Agreement dated as of December 31, 1993 (the "Research and Development Agreement"), pursuant to which BTG was engaged to perform research and development activities on behalf of Bio-Cardia relating to the Licensed Technology; and

     WHEREAS, BTG and Bio-Cardia are parties to a Services Agreement dated as of December 31, 1993 (the "Services Agreement"), pursuant to which BTG agreed to provide certain services, including accounting, financial, legal and administrative services to Bio-Cardia; and

     WHEREAS, BTG and Bio-Cardia are parties to a Marketing Option Agreement dated as of December 31, 1993 (the "Marketing Option Agreement"), pursuant to which Bio-Cardia granted to BTG an option to market and sell products (the "Products") derived from the Licensed Technology; and

     WHEREAS, BTG Israel and Bio-Cardia are parties to a Supply Agreement dated as of December 31, 1993 (the "Supply Agreement"), pursuant to which Bio-Cardia engaged BTG Israel to manufacture Products; and

     WHEREAS, in order to fund development of the Products and Bio-Cardia's obligations to BTG under the Technology License Agreement and the Research and Development Agreement, Bio-Cardia sold shares of its common stock at a purchase price per share of $25,000, of which $3,750 was paid in cash at closing and the remainder was paid with a promissory note (the "Investor Note") due in five installments over a period of three years; and

     WHEREAS, simultaneous and in conjunction with Bio-Cardia's sale of stock, BTG issued to each Bio-Cardia stockholder warrants to purchase 3,750 shares of BTG Common Stock (the "Warrants") for each share of Bio-Cardia stock purchased in consideration for such stockholders grant to BTG of an irrevocable option to purchase such stockholder's Bio-Cardia stock at any time on or prior to December 31, 1997; and

     WHEREAS, due to payment defaults by certain stockholders of Bio-Cardia under their Investor Notes, Bio-Cardia was unable to meet its obligations to BTG under the Technology License Agreement and the Research and Development Agreement; and

     WHEREAS, following such default, BTG continued to fund research and development in respect of the Products, and provided Bio-Cardia with funds to meet its operating expenses and to consummate an exchange offer with its non-defaulting stockholders; and

     WHEREAS, during October 1994, Bio-Cardia received, pursuant to settlements with certain of its defaulting stockholders, Warrants to purchase 2,670,000 shares of BTG common stock at an exercise price of $5.49 per share (the "Surrendered Warrants"); and

     WHEREAS, in 1995 Bio-Cardia reached settlements with all of its other stockholders who had outstanding Investor Notes, which settlements resulted in cancellation of such Investor Notes; and

     WHEREAS, at December 29, 1995, there was due to BTG from Bio-Cardia in excess of $7,000,000 for research and development performed by BTG on behalf of Bio-Cardia during 1994 and 1995 and for product purchases and advances for general and administrative expenses; and

     WHEREAS, Bio-Cardia is in default under its obligations under the Technology License Agreement and the Research and Development Agreement; and

     WHEREAS, the parties hereto wish to terminate their relationship under each of the Technology License Agreement, Research and Development Agreement, Marketing Option Agreement and the Supply Agreement.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto intending to be legally bound hereby acknowledge and agree as follows:

     1. Bio-Cardia hereby sells, assigns, transfers and delivers to BTG all right, title and interest in and to the Surrendered Warrants, the Program Technology (as defined in the Technology License Agreement) and the Improvements (as defined in the Technology License Agreement), free and clear of all liens, in partial satisfaction of amounts owed to BTG under the Research and Development Agreement.

     2. BTG and Bio-Cardia hereby agree that the Technology License Agreement, Research and Development Agreement, Marketing Option Agreement and Services Agreement are hereby terminated effective as of December 29, 1995.

Notwithstanding Section 8.4 of the Research and Development Agreement, no portions of any of these agreements shall survive, except that Section 4.02 of the Technology License Agreement and Section 5 of the Research and Development Agreement, each of which relates to the treatment of confidential information, shall survive the termination of such agreements. Nothing in this Section 2 is intended to cancel any amounts due from Bio-Cardia to BTG.

     3. As a result of the termination of the Research and Development Agreement, the parties hereto agree that all right, title and interest in and to the Base Technology (as defined in the Technology License Agreement) reverts to BTG.

     4. Bio-Cardia and BTG Israel hereby agree that the Supply Agreement is terminated effective as of December 29, 1995. Notwithstanding Section 8.5 thereof, no portions of the Supply Agreement shall survive the termination of the agreement, except that the obligations in Section 9 thereof, which relate to the treatment of confidential information, shall survive and not be effected by the termination of the Supply Agreement.

     5. That each of BTG and Bio-Cardia, for itself and its subsidiaries and their respective affiliates, predecessors, successors and assigns, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby releases, remises, forever discharges and covenants not to sue the other, their subsidiaries or affiliates, directors, officers, employees, predecessors, successors and assigns, from or in respect of any and all actions, causes of action, suits, debts, dues, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments and claims (including, without limitation, claims for litigation costs and attorneys' fees, expenses and disbursements), executions and demands whatsoever, in law, admiralty or equity, regardless of whether known or unknown at present, which it ever had, now has or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date hereof.

     That each of BTG and Bio-Cardia and its subsidiaries and their respective affiliates, predecessors, successors and assigns may have sustained damages, expenses or losses which are presently unknown or not suspected and that such damages, expenses or losses, if any, may give rise to additional damages, expenses or losses in the future which are not now anticipated. Each of BTG and Bio-Cardia, for itself and its subsidiaries and their respective affiliates, predecessors, successors and assigns, hereby expressly waives any and all rights that it or they may have had under any statute or common law principle which would limit the effect of the foregoing release to those claims actually known or suspected to exist at the time of execution of the foregoing release.

     Notwithstanding the foregoing, nothing in this Section 5 is intended to limit BTG's ability to take any and all actions necessary to collect sums owed to BTG prior to the date of this Agreement.

     6. This Agreement shall be governed in all respects by the laws of the State of New York, without application of the conflicts of laws principles thereof.

     7. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior agreements, both written or oral, between the parties with respect to the subject matter hereof.

     8. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of December 29, 1995.


                                            BIO-TECHNOLOGY GENERAL CORP.

                                            /s/ YEHUDA STERNLICHT
                                            --------------------------
                                            By:



                                            BIO-CARDIA CORPORATION

                                            /s/ SIM FASS
                                            --------------------------
                                            By:



                                            BIO-TECHNOLOGY GENERAL (ISRAEL) LTD.

                                            /s/ DAVID HASELKORN
                                            --------------------------
                                            By: